Exhibit 10.1

RADNET, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
AND SUMMARY PLAN DESCRIPTION

Effective May 5, 2016

1. General.

This Nonqualified Deferred Compensation Plan (the “NDC Plan” or “Plan”) is intended to be an unfunded arrangement maintained primarily to provide nonqualified deferred compensation for the Participants and shall be considered a plan described in Section 301(a)(3) of ERISA. To this end, the NDC Plan provides for (i) Participant elections to defer Base Salary, (ii) Participant elections to defer Bonuses, (iii) Participant elections to defer Stock Units, and (iv) Employer Contributions. The NDC Plan constitutes both the official plan document and the required summary plan description under ERISA. The NDC Plan is intended to be a “top hat plan” that is exempt from the requirements of Parts II, III and IV of Title I of ERISA pursuant to §§ 201(2), 301(a)(3) and 401(a)(1) of ERISA. The NDC Plan is a new plan adopted by the Employer and is effective as of the Effective Date (as defined in Section 2).

2. Definitions. For purposes of the NDC Plan, the following defined terms have the meanings set forth below:

“Account” or “Accounts” means a separate bookkeeping account or accounts maintained by Employer for a Participant which reflects entries on the records of the Employer for the amounts credited to the Participant under the NDC Plan. The Account shall constitute a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his/her designated Beneficiary, pursuant to the NDC Plan. The Account or Accounts of a Participant shall consist of Company Stock Accounts and/or Cash Accounts. The Company may also maintain sub-Accounts for a Participant as necessary to facilitate the administration of amounts that are eligible to be distributed under the NDC Plan.

"Act" means the Securities Act of 1933, as amended.

“Base Salary” means a Participant’s regular base salary and shall not include any deductions, deferrals, Bonuses, fringe benefits, or awards made under any equity compensation plan.

“Beneficiary” means the person or persons designated as such by the Participant to receive all or a part of the Participant’s vested Account balance in the event of the Participant’s death prior to the full payment thereof. Each such designation shall be filed with the Company in a form prescribed by the Company and shall become effective only when received by the Company. Designated persons or entities shall not be considered Beneficiaries until the death of the Participant. If a Participant becomes divorced after having named his or her spouse as a Beneficiary, the prior designation of the spouse as Beneficiary shall be void. After the divorce, the Participant may, in his or her discretion, designate his or her ex-spouse as a Beneficiary by filing a new beneficiary designation form with the Company.

“Board” means the Employer’s Board of Directors, or such other body authorized to govern the business of the Employer.

“Bonus” shall mean any compensation (including without limitation Performance-Based Compensation) that is payable to a Participant under any incentive pay or commissions program other than with respect to Stock Units or those programs designated by the Company as ineligible for deferral under the Plan.

“Cash Account” means a bookkeeping Account established and maintained for a Participant to record the amount of any Base Salary and/or Bonus compensation that the Participant has deferred under the NDC Plan along with any Employer Contributions or deemed investment returns credited pursuant to the NDC Plan.

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“Change in Control” means, any of the following, unless the Committee provides otherwise:

(i) any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately before such transaction);

(ii) the sale of all or substantially all of the Company's assets to any other person or entity (other than a wholly-owned subsidiary of the Company);

(iii) the acquisition of beneficial ownership of a controlling interest (including power to vote) in the outstanding shares of Common Stock by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Exchange Act);

(iv) the dissolution or liquidation of the Company;

(v) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board; or

(vi) any other event specified, at the time an Award is granted or thereafter, by the Board or the Committee. Notwithstanding the foregoing, the term "Change in Control" shall not include any underwritten public offering of Shares registered under the Act.

Notwithstanding the foregoing, to the extent necessary to prevent the imposition of additional taxes under Section 409A, a Change in Control must also constitute a Change in Control Event.

“Change in Control Event” has the same meaning provided to such term under Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee of two or more independent members of the Board designated by the Employer to administer the NDC Plan on its behalf. If no Committee has been designated, then the Board’s Compensation and Management Development Committee shall serve as the Committee.

"Common Stock" means the common stock of the Company, par value $0.0001, per Share.

“Company Stock Account” means a bookkeeping Account established and maintained for a Participant to record the amount of any compensation deferred under the NDC Plan in the form of Stock Units (which may also include elective deferrals of Base Salary or Bonus) or amounts credited as Employer Contributions pursuant to the NDC Plan and which in each case are denominated in the applicable number of Stock Units. No dividends or dividend equivalents will be credited to Company Stock Accounts. The number of Stock Units in a Participant’s Company Stock Account shall be proportionally adjusted to prevent dilution or enlargement of rights under the NDC Plan for any change in the outstanding Common Stock resulting from any stock splits, combination or exchange of Shares, consolidation, spin-off or recapitalization of Shares or any capital adjustment or transaction similar to the foregoing or any distribution to holders of Common Stock other than regular cash dividends.

“Deferral Election” means an election by a Participant to defer his/her Base Salary, Bonus, and/ or Stock Units with such election contained within a NDC Plan Agreement executed by such Participant and which specifies the deferral and distribution provisions for the deferred compensation.

"Director" means a member of the Board.

"Disability" means, with respect to a Participant, that either (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The Committee shall determine whether and when a Participant has sustained a Disability.

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“Effective Date” means May 5, 2016.

“Eligible Employee” means an Employee (or member of the Board) designated by the Committee as eligible to participate in the NDC Plan.

“Employee” means an individual who is employed by a Participating Employer.

“Employer” or “Company” means RadNet, Inc., a Delaware corporation, and any successor.

“Employer Contribution” means the Employer’s credit of an amount selected by the Committee in its discretion, less any applicable tax withholding, to a Participant’s Account balance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, unless the Committee determines otherwise, as of any date, the per Share closing price for such Common Stock as of such date (or if no sales were reported on such date, the per Share closing price on the last preceding day for which a sale was reported), as reported in such source as the Committee shall determine.

“NDC Plan Agreement” means the agreement between the Employer and a Participant in the form prescribed by the Employer and which evidences the Participant’s participation in the NDC Plan and Deferral Election. The NDC Plan Agreement must be timely executed by the Participant as condition of participation in the NDC Plan. A Participant may have more than one NDC Plan Agreement in effect at any time. NDC Plan Agreements may differ between Participants or with respect to a particular Participant.

“Participant” means an Eligible Employee who is a member of a select group of management or highly compensated employees of a Participating Employer and who has been selected by the Committee to be a participant in the NDC Plan.

“Participating Employer” means the Company and any other entity affiliated with the Company and designated as a participating employer under the NDC Plan from time to time by the Board or Committee, and their respective successors and assigns. As of the Effective Date, the Participating Employers are set forth on Exhibit B attached to the Plan. Exhibit B may be updated from time to time by the Board or Committee.

“Performance-Based Compensation” means compensation, the payment or amount of which is contingent on pre-established organizational or individual performance criteria, which satisfies the requirements of Section 409A and Treasury Regulation Section 1.409A-1(e).

“Plan Year” means the period of time during each calendar year commencing on January 1 and extending through December 31.

“Section 409A” means Code Section 409A.

“Separation from Service” has the same meaning provided to such term under Section 409A.

"Share" means a share of the Common Stock.

“Specified Employee” has the same meaning provided to such term under Section 409A.

"Stock Unit" means a bookkeeping entry of a Stock Unit which represents an amount equal to one Share or the Fair Market Value of one Share. Stock Units represent an unfunded and unsecured obligation of the Company. A vested Stock Unit may be payable in cash and/or Shares in the Employer’s discretion.

“Trust” means any trust (which shall be what is referred to as a “rabbi trust”) established by the Company in the Committee’s discretion to which contributions shall be made to provide the Company with a source of funds for purposes of satisfying the obligations of the Company under the NDC Plan. The Trust shall constitute an unfunded arrangement and shall not affect the status of the NDC Plan as an unfunded plan. The Participants and their Beneficiaries shall have no beneficial ownership interest in any assets held in the Trust.

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“Unforeseeable Emergency” means, with respect to a Participant, a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant, all within the meaning of Section 409A. The Committee shall determine whether an Unforeseeable Emergency has occurred with respect to a Participant.

3. Eligibility and Deferrals and Contributions.

3.1. Eligibility. The Committee shall designate which Eligible Employees are selected to participate in the NDC Plan. Eligible Employees shall be selected consistent with the intent that the NDC Plan is a “top hat” plan under ERISA for a select group of management or highly compensated employees. Notwithstanding anything to the contrary, in the event the Board or the Committee determines that a Participant will no longer be eligible to actively participate in the NDC Plan, then, subject to the rules and requirements of Section 409A, the Deferral Elections made by that Participant will be terminated and no additional amounts shall be deferred and credited to the Account of that Participant under the NDC Plan unless and until such time as the Participant is again determined by the Committee to be an Eligible Employee and such Participant makes a new election under the provisions of the NDC Plan.

3.2. Deferral Elections. A Participant may elect to defer a percentage of his or her Base Salary, Bonus compensation, and/or Stock Units to the extent permitted by rules or procedures promulgated by the Committee. Amounts that are deferred by a Participant shall be credited to such Participant’s Accounts. All Deferral Elections shall be made in writing on a form, or pursuant to other electronic or non-written procedures, as may be prescribed from time to time by the Committee and shall be irrevocable for the Plan Year for which the Deferral Election was made. Such Deferral Election form may, for any Plan Year, permit all, some or none of the various types of compensation to be subject to a Deferral Election as determined in the discretion of the Committee and the Committee may change such determinations for any Plan Year. Deferral Elections shall automatically apply to future compensation of the same type payable for any subsequent Plan Year unless otherwise provided by the Committee or specified by the Participant. Deferral Elections shall be effected in accordance with the Section 409A timing rules regarding when deferrals must be effected. The Committee may in its discretion establish maximum and/or minimum (which can be zero) amounts (or percentages) that can be deferred by a Participant with respect to a Plan Year and such limits can be applied in varying amounts to different types of compensation.

3.2.1 General Rule for Base Salary or Bonuses. To be effective for a Plan Year, elections to defer Base Salary or Bonuses shall generally be made no later than the December 31 immediately preceding the Plan Year for which services are performed to earn the Base Salary or Bonus as applicable. Deferrals of Base Salary and Bonuses shall be credited to a Participant’s Cash Account; provided, however that the Committee in its discretion may permit some or all of such deferrals to instead be credited as Stock Units in the Participant’s Company Stock Account (with the number of Stock Units determined based on the Fair Market Value of a Share on the date the deferral is credited to the Company Stock Account). Deferral Elections for Base Salary or Bonuses may also be effected under Sections 3.2.3 through 3.2.6, if applicable.

3.2.2 General Rule for Stock Units. To be effective for a Plan Year, elections to defer Stock Units shall generally be made no later than the December 31 immediately preceding the Plan Year in which the Stock Units are granted. Deferrals of Stock Units shall be credited to a Participant’s Company Stock Account. Deferral Elections for Stock Units may also be effected under Sections 3.2.3 through 3.2.6, if applicable.

3.2.3 Performance-Based Compensation. The Committee may, in its discretion, permit Deferral Elections for Performance-Based Compensation on or before the date that is six months before the end of the applicable performance period, provided that the Participant provides service continuously from the later of the beginning of the performance period or the date the performance criteria was established through the date the election is made and the compensation has not become readily ascertainable and substantially certain to be paid, all to the extent permitted by Section 409A.

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3.2.4 Forfeitable Compensation. With respect to Stock Units or Bonuses that are subject to a condition requiring the Eligible Employee to provide services for a period of at least twelve (12) months from the award date of the forfeitable compensation to avoid forfeiture of such compensation, the Committee may permit the Deferral Election to be made no later than thirty (30) days after the award date and at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse, all to the extent permitted by Section 409A.

3.2.5 Short Term Deferrals. The Committee may also permit a Participant to effect a Deferral Election with respect to compensation that, absent a Deferral Election, would be treated as exempt from Section 409A under the “short term deferral” exception within the meaning of Section 409A, provided that the Deferral Election (i) is made at least twelve (12) months before the scheduled vesting date and (ii) provides that payment for the compensation will be deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid, except that payment may ultimately be made earlier in the event of the Participant’s subsequent death, Disability, Change in Control, or Unforeseeable Emergency, all to the extent permitted by Section 409A.

3.2.6 Commencement of Eligibility. Notwithstanding the provisions in Sections 3.2.1 through 3.2.5, an Eligible Employee who first becomes eligible to participate in the Plan after the start of a Plan Year may make an initial Deferral Election within thirty (30) days after first becoming an Eligible Employee, all to the extent permitted by Section 409A.

3.3 Employer Contributions. The Employer, in its discretion, may elect to make Employer Contributions, at any time and in any amount, to be credited to any Participant’s Account.

3.4 Cancellation Due to Unforeseeable Emergency. A Participant may elect to cancel the Participant’s Deferral Election due to an Unforeseeable Emergency. The Deferral Election must be cancelled, not merely postponed or otherwise delayed. Any subsequent Deferral Election will be subject to the Section 409A rules governing initial deferral elections.

3.5 Vesting. Employer Contributions and deferrals of Base Salary, Bonuses and Stock Units (along with any deemed investment returns on such amounts) will be subject to vesting or other restrictions that are imposed on the underlying compensation or contributions.

4. Notional Investments in Measurement Funds for Cash Accounts; Reallocation into Company Stock Account.

A Participant may choose from one or more measurement funds selected by the Employer (the “Measurement Funds”) for the purpose of having notional investment returns credited or debited to his/her Cash Account balance. The Employer may, in its sole discretion, discontinue, substitute or add a Measurement Fund. A Participant shall, on a form and pursuant to procedures which are each prescribed by the Employer, select the portions of the Cash Account balance to be hypothetically allocated to such Measurement Funds. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Cash Account balance shall be allocated into the Measurement Fund(s), as determined by the Employer, in its sole discretion. A Participant may also thereafter elect to change the proportions of the Cash Account balance allocated to the Measurement Funds. Any such elections shall become effective as of the first business day deemed reasonably practicable by the Employer, in its sole discretion, and shall continue thereafter for each subsequent day in which such Participant participates in the NDC Plan, unless changed in accordance with this Section. Notwithstanding the foregoing, the Employer, in its sole discretion, may impose limitations on the frequency with which a Participant may change the proportions of the Cash Account balance allocations to the Measurement Funds. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis (or less frequent basis if determined by the Committee) and the Cash Account balance will be adjusted to reflect the gains or losses provided by the notional investments in the Measurement Funds. Notwithstanding any other provision of the NDC Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of the Cash Account balance thereto, and the crediting or debiting of such amounts to the Cash Account balance shall not be considered or construed in any manner as an actual investment of the Cash Account balance in any such Measurement Fund.

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In the event that the Employer in its own discretion decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, the Cash Account balance shall at all times be a bookkeeping entry only and shall not represent any investment made on any Participant’s behalf by the Employer; each Participant shall at all times remain an unsecured creditor of the Employer with respect to the NDC Plan.

The Committee may in its discretion permit a Participant to elect to have all or a portion of his/her Cash Account reallocated to a Company Stock Account. The Committee will prescribe any rules regarding whether, when, how often, and what amount of a Cash Account may be reallocated to a Company Stock Account. If such an election is made, the cash value to be reallocated to the Participant’s Company Stock Account shall be converted to a number of whole and fractional Stock Units based on the Fair Market Value of a Share as of the effective date of such reallocation.

5. Distributions. Distributions under the NDC Plan shall be made by the Employer to Participant in accordance with the terms of the Participant’s NDC Plan Agreement. Only the vested portion of an Account balance shall be eligible for distribution. The Account balances (and the Measurement Funds) for a Participant shall be reduced ratably whenever there is a distribution to such Participant and in an aggregate amount equal to the pre-tax withholding amount of the distribution. Applicable tax withholding, as determined by the Employer, will be applied by the Employer to all distribution payments provided under the NDC Plan and any NDC Plan Agreement. If the Employer reasonably anticipates that the Employer's deduction with respect to any distribution from the NDC Plan would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Plan is deductible under Code Section 162(m), the Employer may delay payment of any amount that would otherwise be distributed from the NDC Plan. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with the NDC Plan. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant's death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

5.1 Specified Payment Date. A Participant may elect, at the time of a Deferral Election, to have Base Salary, Bonuses and/or Stock Units subject to the Deferral Election distributed in a single lump sum payment on a specific date or in installments on specified dates to the extent allowed by the Committee, and for Stock Units or Employer Contributions that include a vesting schedule, after the last applicable vesting date. The Committee may establish a latest permitted specified date (such as the date the Participant attains an age specified by the Committee) and may also specify the available alternatives for selecting lump sum or installment payments. A Deferral Election shall state whether the specified date will be effective without regard to any earlier Distribution Event under Section 5.2. A Participant may subsequently elect to change the time of a Deferral Election payment only if (i) the subsequent election is made at least twelve (12) months before the date the distribution would otherwise occur, (ii) the subsequent election shall not take effect until at least twelve months after the date the subsequent election is made, and (ii) the effect of the subsequent election is to defer commencement of such payment by at least five (5) years.

5.2 Distribution Events. Amounts credited to an Account shall (except as otherwise provided in a Deferral Election) be distributed on the earliest to occur of the following: (i) the date(s) specified by the Participant in the Deferral Election; (ii) the Participant’s death; (iii) the Participant’s Disability, (iv) the Participant’s Separation from Service; or (v) a Change in Control.

5.3 Payment. Payments that are due will be made as soon as practicable, but in no event later than sixty (60) days after the applicable payment date or Distribution Event (subject to Section 10).

5.4 Unforeseeable Emergency. A Participant may request a distribution of vested amounts from his or her Account in the event the Participant has an Unforeseeable Emergency. A Participant who receives a distribution due to an Unforeseeable Emergency shall have any Deferral Election for the Plan Year in which the distribution is received cancelled for the remainder of the Plan Year. The amount distributed with respect to an Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Committee may establish guidelines and procedures for implementing withdrawals. An application shall be written, be signed by the Participant and include a statement of facts describing the Unforeseeable Emergency and any other facts required by the Committee. The withdrawal amount and date shall be fixed by the Committee. The Committee may require a minimum advance notice and may limit the amount, time and frequency of withdrawals. The foregoing shall be construed in a manner consistent with Section 409A.

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5.5 Form of Payment. Payment from a Participant’s Account shall be made in the form of cash or Shares in accordance with this Section 5.5. Amounts payable from a Participant’s Cash Account shall be paid in cash. Amounts payable from a Participant’s Company Stock Account shall be paid in the form of one share of Common Stock for each whole Stock Unit then payable, with cash payable for each fractional Stock Unit, provided however that the Committee may decide to pay out some or all of the distribution in cash (with any cash amount determined based on applying the Fair Market Value of a Share as of the last business day before the payment is made to the Participant). Any Shares issued as payment under the NDC Plan shall come from a Company stockholder approved equity compensation plan that has available Shares.

5.6 Death. If distribution of an Account is due as a result of the Participant’s death, the balances in the Participant’s Accounts will be distributed to the Participant’s designated Beneficiary in accordance with Section 6.

5.7 Section 409A Income Inclusion. If any portion of a Participant's Account Balance under the NDC Plan is required to be included in income by the Participant prior to receipt due to a violation of the requirements of Section 409A, the Participant may petition the Company for a distribution of that portion of his or her Account Balance that is required to be included in his or her income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Employer shall distribute to the Participant immediately available funds in an amount equal to the portion of his or her Account Balance required to be included in income as a result of the failure of the NDC Plan to meet the requirements of Section 409A, which amount shall not exceed the Participant's unpaid vested Account Balance under the NDC Plan. Such a distribution shall reduce the Participant's benefits to be paid under the NDC Plan. In the event that any portion of a Participant's Account is required to be included in income by the Participant prior to receipt of any distribution under the NDC Plan resulting from a violation of the requirements of Section 409A, the Employer shall withhold from such Participant all federal, state and local income, employment and other taxes required to be withheld by the Employer in connection with such income inclusion in amounts and in a manner determined in the sole discretion of the Employer.

6. Beneficiary Designation.

A Participant shall have the right to designate any person or persons or entity or entities as his Beneficiary (or Beneficiaries) to whom payment under the NDC Plan shall be made in the event of his/her death prior to distribution to the Participant of the entire Account balance. A Beneficiary designation may be made or changed at any time prior to the Participant’s death by filing with the Committee a written instrument in such form as is prescribed by the Committee. If a Participant fails to designate a Beneficiary, or if all designated Beneficiaries predecease the Participant, then any amounts otherwise payable to the Beneficiary shall be paid to the Participant’s spouse (or if there is no surviving spouse then to the Participant’s estate).

7. Administration, Liability and Trust.

7.1 Administration. The Committee shall have the authority and power to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the NDC Plan and to decide any and all questions as may arise in connection with the interpretation or application of the NDC Plan (including, but not limited to, eligibility for benefits, and to make any other determinations which the Committee believes necessary or advisable for the administration of the NDC Plan). Benefits under the NDC Plan will be payable only if the Committee decides in its sole discretion that the Participant or Beneficiary is entitled to them under the NDC Plan. All decisions or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the NDC Plan and the rules and regulations promulgated hereunder by the Committee shall be final, conclusive and binding upon all Participants and all other persons having or claiming any interest in the NDC Plan and shall receive deference to the maximum extent permitted by applicable law. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law.

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7.2 Liability. The Employer shall indemnify its officers and employees and the members of the Board and Committee from all liabilities from their acts or omissions in connection with the administration, amendment or termination of the NDC Plan to the maximum extent permitted by applicable law. No current or former member of the Committee and no director, officer or member of the Board or of any Participating Employer or any of their affiliates shall be liable to any persons for any actions taken under the NDC Plan, or for any failure to effect any of the objectives or purposes of the NDC Plan, by reason of insolvency or otherwise. Neither the officers nor any current or former member of the Committee or the Board or any of their affiliates in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of the Company for such payments as an unsecured, general creditor. Nothing herein shall be construed to give a Participant, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future. After benefits shall have been paid to or with respect to a Participant or Beneficiary (as applicable) and such payment purports to cover in full the benefit hereunder, such former Participant or Beneficiary or other person or persons, as the case may be, shall have no further right or interest in the other assets of the Company and its affiliates in connection with the NDC Plan.

7.3 Trust. To fulfill the obligations of the Company with respect to a Participant and any Beneficiary under the NDC Plan, a Trust may be established by the Company via a Trust agreement with a third party, to which cash or other property may be contributed by the Company to provide for the benefit payments under the NDC Plan. The trustee for any such Trust shall have the duty to hold such property and to invest the Trust assets and funds in accordance with the terms and conditions of a Trust agreement entered into by and between the Company and the Trustee. All rights associated with the assets of the Trust, if any, shall be exercised by the trustee of the Trust, and shall in no event be exercisable by or rest with a Participant or the Beneficiary of a Participant. Any such Trust shall provide that in the event of the insolvency of the Company, the trustee shall hold the assets of the Trust for the benefit of the general creditors of the Company. The trustee(s) shall be selected by the Committee in its discretion and the Trust agreement may include certain provisions (including without limitation affecting who serves as trustee and where the Trust funds are held) that are applicable in the event of a Change in Control.

8. Entire Agreement; Amendment; Severability.

The NDC Plan supersedes any and all prior nonqualified deferred compensation arrangements, programs and/or similar plans that may previously have been offered or provided by the Employer (and its affiliates or predecessors-in-interest) to a Participant. Any benefits accrued hereunder shall not be deemed compensation to a Participant for the purpose of computing benefits under any qualified retirement plan or other benefit plan, whether qualified or nonqualified, which may be maintained by the Employer. Except as otherwise provided in the NDC Plan, no provision of the NDC Plan may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by a Participant and a duly authorized representative of the Employer. Any amendment to Section 5 and the applicable section in a NDC Plan Agreement governing distribution payments will comply with Section 409A including without limitation the subsequent deferral rules of Section 409A. The Board or Committee may amend or terminate the NDC Plan at any time (subject to obtaining Company stockholder approval only to the extent required by applicable law or stock exchange requirements) provided that such amendment or termination will not adversely affect the rights of any Participant without the written consent of the Participant. Notwithstanding the pervious sentence, the Employer in its discretion may terminate the NDC Plan (and pay out Account balances) in accordance with the plan termination rules of Section 409A including without limitation in connection with a Change in Control. No waiver by any party hereto at any time of any breach by any party hereto or compliance with any condition or provision of the NDC Plan to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Headings in the NDC Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof. If any provision of the NDC Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the NDC Plan, and the NDC Plan will be construed and enforced as if such provision had not been included.

9. No Right to Continued Employment.

Nothing in the NDC Plan shall be construed as giving any Participant any right to continued employment with the Employer.

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10. Taxes.

Each Participant understands and agrees that each Participant will be entirely responsible for any and all taxes on any benefits payable to a Participant as a result of the NDC Plan or NDC Plan Agreement. The Employer shall have the right to deduct from any payment to a Participant (or make an adjustment to a Participant’s Account balance including without limitation withholding or reducing Stock Units from a Company Stock Account) made hereunder or otherwise the amount of cash sufficient to satisfy the Employer’s foreign, federal, state or local income tax withholding obligations with respect to such payment including without limitation any taxes imposed under the Federal Insurance Contributions Act (FICA). The NDC Plan is intended to be compliant with the provisions of Section 409A and shall be interpreted in accordance with such intention. The Employer may adopt such conforming amendments as the Employer deems advisable or necessary (but without an obligation to do so), in its sole discretion, to comply with Section 409A and avoid the imposition of taxes under Section 409A. Each payment made pursuant to any provision of the NDC Plan shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. In addition, if upon a Participant’s Separation from Service, he/she is then a Specified Employee, then solely to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Employer shall defer payment of “nonqualified deferred compensation” subject to Section 409A payable as a result of and within six (6) months following such Separation from Service until the earlier of (i) the first business day of the seventh month following the Participant’s Separation from Service or (ii) within thirty (30) days after the Employer receives written confirmation of the Participant’s death. While it is intended that all payments and benefits provided under the NDC Plan will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that the NDC Plan, NDC Plan Agreements and any payments under the NDC Plan are exempt from or compliant with Section 409A. The Company will have no liability to any Participant or any other party if a payment or benefit under the NDC Plan is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A or for any damages for failing to comply with Section 409A or have any obligation to provide gross-up compensation to any Participant in connection with any Section 409A additional taxes, interest or penalties that are imposed on a Participant.

11. Source of Payment.

The Employer’s obligation to make payments under the NDC Plan shall be contractual only and all payments hereunder shall be made by the Employer from its general assets at the time and in the manner provided for in the NDC Plan. No person for whom an Account balance is maintained, or who is entitled to a payment hereunder, shall thereby have any rights or interest in any assets of the Employer, other than those of an unsecured general creditor of the Employer.

Notwithstanding the foregoing, if the Employer establishes a Trust, benefits may be paid from said Trust and, to the extent that they are so paid, shall be treated as if paid by the Employer hereunder.

12. No Assignment.

Neither a Participant, nor his/her Beneficiary nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, the amounts, if any, payable hereunder, to any Participant, Beneficiary or such other person. Except as required by law, no part of the amounts payable under the NDC Plan shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant, Beneficiary or any other person, nor be transferable by operation of law in the event of the bankruptcy or insolvency of a Participant, Beneficiary or other person.

13. Unfunded.

The NDC Plan is unfunded and is maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Nothing contained in the NDC Plan and no action taken pursuant to its terms shall create or be construed to create a fiduciary relationship between the Employer and a Participant or any other person. The right of Participant to receive benefits hereunder shall be an unsecured claim against the general assets of the Employer and neither the Participant nor any other person shall have any rights in or against any amounts which may be earmarked by the Employer in order to implement the NDC Plan, or any other specific assets of the Employer.

14. Notice.

For all purposes of the NDC Plan, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS addressed to the Employer (to the attention of the Chief Executive Officer of the Employer) at its principal executive office and to the Participant at his/her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

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15. Governing Law.

The NDC Plan and any NDC Plan Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Delaware (without regard to the principles of conflict of laws), except to the extent preempted by ERISA. The NDC Plan is subject to the requirements of ERISA. Further information about the rights of Participants under ERISA and the administration of the NDC Plan in accordance with ERISA is contained in Exhibit A to the NDC Plan. Exhibit A is a part of the NDC Plan.

IN WITNESS WHEREOF, the below has executed the NDC Plan on behalf of the Employer as of the Effective Date.

RadNet, Inc.

____________________
By:
Title:

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EXHIBIT A

ERISA INFORMATION

I. IMPORTANT INFORMATION

A. NDC Plan Administration. As the “NDC Plan Administrator” for purposes of the NDC Plan, the Employer has the full and sole discretionary authority to administer and interpret the NDC Plan, including discretionary authority to determine eligibility for participation in and for benefits under the NDC Plan, to determine the amount of benefits payable to a Participant, and to any terms of the NDC Plan. All determinations by the NDC Plan Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law. The NDC Plan Administrator is the “named fiduciary” of the NDC Plan for purposes of ERISA and will be subject to the applicable fiduciary standards of ERISA when acting in such capacity. The Employer may delegate in writing to any other person all or a portion of its authority or responsibility with respect to the NDC Plan.

B. Source of Benefits. The NDC Plan is unfunded, and all deferred compensation benefits will be paid from the general assets of the Employer or its successor. No contributions are required under the NDC Plan.

C. Claims Procedure. If a Participant believes he/she has been incorrectly denied a benefit or is entitled to a greater benefit than the benefit received under the NDC Plan, the Participant may submit a signed, written application to the Employer’s Chief Executive Officer (“Claims Administrator”). The Participant will be notified in writing of the approval or denial of this claim within ninety (90) days of the date that the Claims Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. In the event an extension is necessary, the Participant will be provided written notice prior to the end of the initial ninety (90) day period indicating the special circumstances requiring the extension and the date by which the Claims Administrator expects to notify the Participant of approval or denial of the claim. In no event will an extension extend beyond ninety (90) days after the end of the initial ninety (90) day period. If the Participant’s claim is denied, the written notification will state specific reasons for the denial, make specific reference to the NDC Plan provision(s) on which the denial is based, and provide a description of any material or information necessary for the Participant to perfect the claim and why such material or information is necessary. The written notification will also provide a description of the NDC Plan’s review procedures and the applicable time limits, including a statement of the Participant’s right to bring a civil suit under section 502(a) of ERISA following denial of the Participant’s claim on review.

The Participant will have sixty (60) days from receipt of the written notification of the denial of the claim to file a signed, written request for a full and fair review of the denial by a review panel which will be a named fiduciary of the NDC Plan for purposes of such review. This request should include the reasons the Participant is requesting a review and may include facts supporting the Participant’s request and any other relevant comments, documents, records and other information relating to the Participant’s claim. Upon request and free of charge, the Participant will be provided with reasonable access to, and copies of, all documents, records and other information relevant to the claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying the claim. A final, written determination of the Participant’s eligibility for benefits shall be made within sixty (60) days of receipt of the Participant’s request for review, unless special circumstances require an extension of time for processing the claim, in which case the Participant will be provided written notice of the reasons for the delay within the initial sixty (60) day period and the date by which the Participant should expect notification of approval or denial of the claim. This review will take into account all comments, documents, records and other information submitted by the Participant relating to the claim, whether or not submitted or considered in the initial review of the claim. In no event will an extension extend beyond sixty (60) days after the end of the initial sixty (60) day period. If an extension is required because the Participant fails to submit information that is necessary to decide the claim, the period for making the benefit determination on review will be tolled from the date the notice of extension is sent to the Participant until the date on which the Participant responds to the request for additional information. If the Participant’s claim is denied on review, the written notification will state specific reasons for the denial, make specific reference to the NDC Plan provision(s) on which the denial is based and state that the Participant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying the claim. The written notification will also include a statement of the Participant’s right to bring an action under section 502(a) of ERISA.

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If the Participant’s claim is initially denied or is denied upon review, the Participant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, any document, record or other information that demonstrates that (1) the claim was denied in accordance with the terms of the NDC Plan, and (2) the provisions of the NDC Plan have been consistently applied. In pursuing any of the Participant’s rights set forth in this section, an authorized representative of the Participant may act on his/her behalf.

If the Participant does not receive notice within the time periods described above, whether on initial determination or review, the Participant will be deemed to have satisfied the NDC Plan’s administrative claims procedures and may initiate a lawsuit under Section 502(a) of ERISA.

II. STATEMENT OF ERISA RIGHTS

As a participant in the NDC Plan, a Participant is entitled to certain rights and protections under ERISA. ERISA provides that the NDC Plan participant shall be entitled to:

A. Receive Information About The NDC Plan and Benefits

Examine, without charge, at the NDC Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the NDC Plan.

Obtain, upon written request to the NDC Plan Administrator, copies of documents governing the operation of the NDC Plan. The NDC Plan Administrator may make a reasonable charge for the copies.

B. Prudent Actions by Plan Fiduciaries

In addition to creating rights for the NDC Plan participant, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the NDC Plan, called “fiduciaries” of the NDC Plan, have a duty to do so prudently and in the interest of the Participant and beneficiaries. No one, including the Participant’s employer or any other person, may fire the Participant or otherwise discriminate against the Participant in any way to prevent the Participant from obtaining a benefit or exercising his/her rights under ERISA.

C. Enforcing Rights

If a claim for a benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps the Participant can take to enforce the above rights. For instance, if the Participant requests a copy of NDC Plan documents and does not receive it within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the NDC Plan Administrator to provide the materials and pay the Participant up to $110.00 per day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the NDC Plan Administrator. If the Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court after the Participant has completed the NDC Plan's administrative appeals process. If the Participant is discriminated against for asserting his/her rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.

D. Assistance With Questions

If a Participant has any questions about the NDC Plan, the Participant should contact the NDC Plan Administrator. If the Participant has any questions about this statement or about his/her rights under ERISA, or if the Participant needs assistance in obtaining documents from the NDC Plan Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The Participant may also obtain certain publications about his/her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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ADDITIONAL NDC PLAN INFORMATION

Name of Plan:	RadNet, Inc. Nonqualified Deferred Compensation Plan
Employer Sponsoring Plan:	RadNet, Inc. 1510 Cotner Avenue Los Angeles, California 90025
Employer Identification Number:	13-3326724
Plan Year:	Calendar Year
Plan Administrator:	RadNet, Inc. c/o Chief Executive Officer 1510 Cotner Avenue Los Angeles, California 90025 Telephone No. (310) 478-7808
Agent for Service of Legal Process:	NDC Plan Administrator, at the above address
Type of Plan:	Unfunded Pension Plan providing nonqualified deferred compensation benefits to a select group of management and/or highly compensated employees
NDC Plan Costs:	The cost of the NDC Plan is paid by RadNet, Inc.
Type of Administration:	Self-administered by the NDC Plan Administrator

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EXHIBIT B

RADNET, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN

PARTICIPATING EMPLOYERS

RadNet, Inc., a Delaware corporation

RadNet Management, Inc., a California corporation

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